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                                                                   EXHIBIT 10.14


                                MERGER AGREEMENT

      This MERGER AGREEMENT (this "AGREEMENT") is entered into as of June 1, 2000 by and among VIASOURCE COMMUNICATIONS, INC., a New Jersey corporation ("Viasource"), TC ACQUISITION, INC., a Delaware corporation and direct wholly-owned subsidiary of Viasource (the "MERGER SUB") and, together with Viasource, (the "VIASOURCE COMPANIES"), TELECORE, INC., a Delaware corporation (the "COMPANY"), and JOHN M. CLAREY, CHRISTY CLAREY, MARK STAGEN, and SCOTT SUSSMAN, PHILIP S. PAUL and MICHAEL MCDOWELL, residents of the State of California and who constitute a majority of the holders of the Company common stock, par value $0.001 per share ("COMPANY COMMON STOCK") (each a "COMMON SHAREHOLDER," and collectively, the "COMMON SHAREHOLDERS") and PALOMAR VENTURES I, L.P., CREST COMMUNICATIONS PARTNERS, L.P., BV-P HOLDING I, L.L.C., PHILIP S. PAUL and LARRY SMITH who constitute the holders of all of the Company preferred stock, par value $0.001 per share ("COMPANY PREFERRED STOCK") (each, a "PREFERRED SHAREHOLDER" and collectively, the "PREFERRED SHAREHOLDERS"). The Common Shareholders and the Preferred Shareholders are also collectively referred to as the "SHAREHOLDERS." Certain other capitalized terms used herein are defined in Article XIII and throughout this Agreement.

                                    RECITALS

      A. The Company is engaged in the business of providing broadband network integration services to businesses throughout the country (the "BUSINESS");

      B. The Common Shareholders are the owners of a majority of the Common Stock of the Company;

      C. Viasource and the Board of Directors of the Company have determined that it is in the best interests of their respective stockholders for Viasource to acquire the business of the Company. In order to effectuate the acquisition, Viasource has organized the Merger Sub and the parties have agreed, subject to the terms and conditions set forth in this Agreement, to merge the Company with and into the Merger Sub and the separate corporate existence of the Company shall cease. The Merger Sub shall be the surviving corporation, shall continue its corporate existence under the laws of the state of Delaware and shall remain a wholly owned subsidiary of Viasource, and a Shareholder will be issued a promissory note and the Company's stockholders shall receive shares of common stock and preferred stock of Viasource, in exchange for the issued and outstanding Company Common Stock, warrants issued by the Company and Company Preferred Stock.

                               TERMS OF AGREEMENT

      In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
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                                    ARTICLE I

                                   THE MERGER

      1.1 THE MERGER. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law, at the Effective Time (as defined below), the Company will be merged with and into the Merger Sub (the "MERGER"), with the Merger Sub being the surviving corporation in the Merger and the separate corporate existence of the Company shall cease.

                                   ARTICLE II

                             AGGREGATE CONSIDERATION

      2.1 AGGREGATE CONSIDERATION. Subject to the terms and conditions set forth herein, the aggregate consideration that will be paid in the Merger shall be:
(i) SIXTEEN MILLION EIGHT HUNDRED SIXTY-SIX THOUSAND FOUR HUNDRED EIGHTY-ONE DOLLARS ($16,866,481) by the issuance by Viasource of two subordinated promissory notes in the form attached as Exhibit A-I and A-II (the "Promissory Notes"), plus (ii) 6,271,070 shares of Viasource common stock, no par value per share ("VIASOURCE COMMON STOCK"), in exchange for all of the issued and outstanding shares of Company Common Stock, and all of the issued and outstanding rights to purchase Company Common Stock pursuant to certain warrants issued by the Company (the "COMMON STOCK WARRANTS"), plus (iii) 5,263,470 shares of Viasource Series A convertible preferred stock, par value $.001 per share (the "VIASOURCE PREFERRED STOCK"), in exchange for all of the issued and outstanding shares of Company Preferred Stock and all of the issued and outstanding rights to purchase Company Preferred Stock pursuant to certain warrants issued by the Company (the "PREFERRED STOCK WARRANTS") (the "AGGREGATE CONSIDERATION"). The Common Stock Warrants and the Preferred Stock Warrants are also collectively referred to as the "WARRANTS". The Shareholders of the Company shall have the right to receive that portion of the Aggregate Consideration as set forth on Schedule 2.1.

                                   ARTICLE III

                            CLOSING/MERGER PROCEDURE

      3.1 TIME AND PLACE. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place at 9:00 a.m. on or before June 2, 2000, at the offices of Viasource's counsel, or such other time and place as the parties may otherwise agree. The date on which the Closing occurs shall be referred to as the "CLOSING DATE".

      3.2 FILING OF PLAN OF MERGER. At the Closing, the parties shall cause the Merger to be consummated by filing a duly executed Certificate of Merger with the Secretary of State of the State of Delaware in such form as Viasource determines is required by and in accordance with the relevant provisions of the Delaware General Corporation Law, as amended (the date and time of such filings is referred to herein as the "EFFECTIVE DATE" or "EFFECTIVE TIME").


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      3.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided under the Delaware General Corporation Law, as amended. Without limiting the generality of the foregoing, at the Effective Time:

            (a) all property, rights, privileges, policies and franchises of the Merger Sub and the Company shall vest in the Merger Sub and all debts, liabilities and duties of the Merger Sub and the Company shall become the debts, liabilities and duties of the Merger Sub;

            (b) the Certificate of Incorporation and Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the Bylaws of the Merger Sub thereafter, except that the name of the Merger Sub shall be TeleCore, Inc., unless and until amended in accordance with their terms and as provided by law; and

            (c) the directors and officers of the Merger Sub at the Effective Time shall be the directors and officers as set forth on Schedule 3.3(c) each to hold a directorship or office in accordance with the Certificate of Incorporation and Bylaws of the Merger Sub, until his or her respective successor is duly elected and qualified.

      3.4 CONVERSION OF OPTIONS. At the Effective Time Viasource shall assume the obligations of the Company under the TeleCore, Inc. 1999 Option/Stock Issuance Plan. Each outstanding stock option granted by the Company pursuant to the TeleCore, Inc. 1999 Stock Option/Stock Issuance Plan which is outstanding and unexercised immediately prior to the Effective Time (a "TELECORE OPTION") shall be assumed by Viasource and converted into an option to purchase shares of Viasource Common Stock (a "VIASOURCE OPTION") in such number and at such exercise price as provided below:

            (a) the number of shares Viasource Common Stock issuable upon exercise of each Viasource Option shall be equal to the number of shares of Company common stock issuable upon exercise of each TeleCore Option multiplied by 1.4184;

            (b) The exercise price per share of Viasource Common Stock under each Viasource Option shall be equal to the exercise price per share of Company Common Stock under the TeleCore option divided by 1.4184;

            (c) upon each exercise of a Viasource Option by a holder thereof, the aggregate number of shares of Viasource Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent;

            (d) The vesting period, exercise period and other terms of the option shall remain the same; and

            (e) the adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirement of Section 424(a) of the Code.


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      3.5 TAX AND ACCOUNTING TREATMENT. The parties hereto acknowledge and agree that the Merger contemplated hereby shall be treated as a tax free reorganization under Section 368 of the Code. The parties agree that they shall take such actions as may be necessary to cause the Merger, undertaken in accordance with this Agreement, to qualify as a reorganization within the meaning of Code Section 368(a) of the Code.

      3.6 PROCEDURE AT THE CLOSING. At the Closing, the parties agree that the following shall occur:

            (a) The Company and the Shareholders shall have satisfied each of the conditions set forth in Article XI and shall deliver to Viasource the documents, certificates, opinions, consents and letters required by Article XI.

            (b) Viasource shall have satisfied each of the conditions set forth in Article XII and shall deliver to the Company and the Shareholders the documents, certificates, consents and letters required by Article XII.

            (c) Viasource shall issue the shares of Viasource Common Stock issuable pursuant to Section 2.1, registered in the names of the Common Shareholders as provided in Schedule 2.1 hereto and shall deliver such shares in the following manner: (i) Viasource shall set aside and hold in accordance with
Section 9.4 stock certificates representing 2,069,453 shares of Viasource Common Stock (the "HELD BACK COMMON STOCK"), and (ii) Viasource shall deliver stock certificates representing the balance of the shares of Viasource Common Stock on
Schedule 2.1 to the applicable Shareholders. The number of shares of Held Back Common Stock registered in the name of each Stockholder is set forth on Schedule 2.1.

            (d) Viasource shall issue the shares of Viasource Preferred Stock issuable pursuant to Section 2.1 registered in the names of the Preferred Shareholders as provided in Schedule 2.1 hereto and shall deliver such shares in the following manner: (i) Viasource shall set aside and hold in accordance with
Section 9.4 stock certificates representing 1,736,945 shares of Viasource Preferred Stock (the "HELD BACK PREFERRED STOCK"), and (ii) Viasource shall deliver stock certificates representing the balance of the shares of Viasource Preferred Stock to the applicable Preferred Stockholders. The Held Back Common Stock and the Held Back Preferred Stock shall be collectively referred to as the "HELD BACK SHARES." The shares of Viasource Common Stock and Viasource Preferred Stock, including the Held Back Shares, issuable pursuant to Section 2.1, are referred to herein as the "VIASOURCE SHARES." The number of shares of Held Back Preferred Stock registered in the name of each Stockholder is set forth on
Schedule 2.1.

            (e) Viasource shall issue the Note to the applicable Shareholder as provided in Schedule 2.1 hereto.

      3.7 FRACTIONAL SHARES. Fractional shares of Viasource Common Stock will not be issued, instead, shares of Viasource Common Stock will be issued by rounding any fractional share down to the nearest whole share of Viasource Common Stock.


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                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF VIASOURCE

      As a material inducement to the Company and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Viasource makes the following representations and warranties to the Company and the
Shareholders:

      4.1 CORPORATE STATUS. Viasource and the Merger Sub are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have the requisite power and authority to own or lease its properties and to carry on its business as presently conducted. Viasource is legally qualified or licensed to do business as a foreign company and is in good standing as a foreign corporation in each of the jurisdictions set forth in
Schedule 4.1. Viasource is legally qualified or licensed to do business as a foreign company and is in good standing as a foreign corporation in each of the jurisdictions in which the nature of Viasource's business makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect on its business or properties, either individually or in the aggregate. Viasource has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its businesses. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Viasource. All names under which Viasource does business as of the date hereof are specified on Schedule 4.1. Except as otherwise disclosed in
Schedule 4.1, Viasource has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.

      4.2 CORPORATE POWER AND AUTHORITY. Viasource and the Merger Sub have the corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. Viasource and the Merger Sub have taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby.

      4.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Viasource and the Merger Sub and constitutes a legal, valid and binding obligation of Viasource and the Merger Sub, enforceable against Viasource and the Merger Sub in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

      4.4 VIASOURCE COMMON STOCK: CAPITALIZATION. Schedule 4.4 sets forth (a) the number of authorized shares, (b) the number of issued and outstanding shares and (c) the number of shares reserved for issuance of each class of capital stock of Viasource. Viasource is the sole record and beneficial owner of all of the capital stock of Merger Sub. All of the issued and outstanding shares


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of Viasource Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, (iii) were not issued in violation of any preemptive rights or rights of first refusal, (iv) were issued for fair market value in exchange for lawful consideration, and (v) no preemptive rights or rights of first refusal exist, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as set forth on
Schedule 4.4, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Viasource to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to Viasource. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the shares of Viasource. Except as set forth on Schedule 4.4, (A) Viasource is not obligated to redeem or otherwise acquire any of the Viasource Common Stock and (B) there has been no transaction or action taken with respect to the equity ownership of Viasource in contemplation of the transactions described in this Agreement. Upon consummation of the transactions contemplated hereby and the issuance and delivery of certificates representing the Viasource Shares to the shareholders, the Viasource Shares will be validly issued, fully paid and non-assessable shares of Viasource Common Stock and the Viasource Preferred Stock as the case may be.

      4.5 NO VIOLATION; CONSENTS AND APPROVALS. Except for any approvals or consents identified in Schedule 4.5 as requiring the consent of third parties, the execution and delivery of this Agreement by Viasource, the performance by Viasource of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not (a) contravene any provision of the Certificates of Incorporation or Bylaws of Viasource or Merger Sub, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Viasource, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment or right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Viasource or Merger Sub,
(d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of Viasource, (e) give to any individual or entity a right or claim against Viasource or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

      4.6 RECORDS OF THE VIASOURCE COMPANIES. The copies of the Certificate of Incorporation, Bylaws, and other documents and agreements of Viasource and the Merger Sub which were provided to the Company and the Shareholders are true, accurate and complete and reflect all amendments made through the date of this Agreement. All material corporate actions taken by Viasource have been duly authorized or ratified. All accounts, books, ledgers and official and other records of Viasource are substantially complete and fairly, fully and accurately reflect all matters contained therein.


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
      4.7 FINANCIAL STATEMENTS. Viasource has delivered to the Company and the Shareholders the financial statements of Viasource for the years ended January 2, 1999, and January 1, 2000, including the notes thereto, (collectively, the "VIASOURCE FINANCIAL STATEMENTS"), copies of which are attached hereto as
Schedule 4.7. The Viasource Financial Statements have been audited by Arthur Andersen, LLP, have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and fairly present the financial position of Viasource and its subsidiaries at each of the balance sheet dates and the results of operations for the periods covered thereby. The books and records of Viasource fully and fairly reflect all transactions, properties, assets and liabilities of Viasource in all material respects. There are no extraordinary items of income or expense during the periods covered by the Viasource Financial Statements. The Viasource Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

      4.8 DISCLOSURE. Except as later corrected in writing prior to the date hereof, no information furnished by Viasource to the Company and the Shareholders in connection with the Merger contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading as of the date hereof. The representations and warranties and statements of Viasource contained in this Agreement (including, without limitation, the Schedules attached hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      As a material inducement to Viasource to enter into this Agreement and to consummate the transactions contemplated hereby, the Company makes the following representations and warranties to Viasource, which representations set forth in Sections 5.10 through Section 5.33 and as otherwise indicated shall also be deemed to be made by the Company's subsidiaries set forth on Schedule 5.9:

      5.1 CORPORATE STATUS. The Company and its subsidiaries are duly organized, validly existing and in good standing under the laws of the respective jurisdictions of their formation and have the requisite power and authority to own or lease their properties and to carry on its business as now being conducted. The Company and its subsidiaries are legally qualified or licensed to do business as a foreign company and are in good standing as a foreign corporation in each of the jurisdictions set forth in Schedule 5.1. The Company and its subsidiaries are legally qualified or licensed to do business as a foreign company and are in good standing as a foreign corporation in each of the jurisdictions in which the nature of the Company's Business and its subsidiaries' businesses makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company's business or properties, either individually or in the aggregate. The Company and its subsidiaries have fully complied with all of the requirements of any statute governing the use and registration of


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fictitious names, and have the legal right to use the names under which they operate their businesses. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company or its subsidiaries. All names under which the Company or its subsidiaries does business as of the date hereof are specified on Schedule 5.1. Except as otherwise disclosed in Schedule 5.1, the Company and its subsidiaries have not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.

      5.2 POWER AND AUTHORITY. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company has taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

      5.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

      5.4 THE SHAREHOLDERS AND OFFICERS OF THE COMPANY. Schedule 5.4 sets forth, with respect to the Company, (a) the name and address, and the number of outstanding shares of each class of its capital stock owned by, each stockholder of record as of the close of business on the date of this Agreement; (b) the name and address, and number of shares of each class of its capital stock beneficially owned by, each beneficial owner of outstanding shares of capital stock (to the extent that record and beneficial ownership of any such shares are different) provided, however, that the Preferred Shareholders, other than Philip
S. Paul and Larry Smith, shall not be required to provide such information; and
(c) the name and title of each officer of the Company.

      5.5 CAPITALIZATION. Schedule 5.5(a) sets forth (a) the number of authorized shares, (b) the number of issued and outstanding shares and (c) the number of shares reserved for issuance of each class of capital stock of the Company (the "COMPANY SHARES") and its subsidiaries (the "SUBSIDIARY SHARES"). Except as set forth on Schedule 5.5(b), all of Company Shares and Subsidiary Shares (a) have been duly authorized and validly issued and are fully paid and non-assessable, (b) were issued in compliance with all applicable state and federal securities laws, (c) were not issued in violation of any preemptive rights or rights of first refusal, (d) were issued for fair market value in exchange for lawful consideration, and (e) no preemptive rights or rights of first refusal exist, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as set forth on Schedule 5.5(c) there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no proxies, voting rights or other


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
agreements or understandings with respect to the voting or transfer of the shares of the Company. Except as set forth on Schedule 5.5(d), (i) the Company is not obligated to redeem or otherwise acquire any of the Company Shares and
(ii) there has been no transaction or action taken with respect to the equity ownership of the Company in contemplation of the transactions described in this Agreement.

      5.6 NO VIOLATION; CONSENTS AND APPROVALS. Except for any approvals or consents required under the Material Contracts (as defined in Section 5.23) identified in Schedule 5.23 as requiring the consent of third parties, the execution and delivery of this Agreement by the Company and the Shareholders, the performance by the Company and the Shareholders of their obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of the Company, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment or right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of the Company, (e) give to any individual or entity a right or claim against the Company or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any applicable filings required to be made by Viasource.

      5.7 RECORDS OF THE COMPANY. The copies of the Certificate of Incorporation, Bylaws, and other documents and agreements of the Company and its subsidiaries which were provided to Viasource are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for the Company and its subsidiaries made available to Viasource for review were correct and complete in all material respects as of the date hereof, and such minute books contain an accurate record of all material corporate actions of the stockholders and directors (and any committees thereof) of the Company and its subsidiaries taken by written consent or at a meeting since Incorporation. All material corporate actions taken by the Company and its subsidiaries have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company and its subsidiaries are substantially complete and fairly, fully and accurately reflect all matters contained therein. The stock ledgers of the Company, as previously made available to Viasource, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company.

      5.8 FINANCIAL STATEMENTS. The Company has delivered to Viasource the financial statements of the Company and its subsidiaries for the years ended December 31, 1997, 1998 and 1999, including the notes thereto, (collectively, the "TELECORE FINANCIAL STATEMENTS"), copies of which are attached hereto as
Schedule 5.8. The balance sheet dated as of March 31, 2000 of the Company included in the TeleCore Financial Statements is referred to herein as the "CURRENT BALANCE Sheet." The TeleCore Financial Statements have been audited by KPMG, LLP, have been prepared in accordance with generally accepted accounting principles ("GAAP"), and fairly present


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
the financial position of the Company at each of the balance sheet dates and the results of operations for the periods covered thereby. The Current Balance Sheet fairly presents the financial position of the Company and the results of operations as of March 31, 2000. The books and records of the Company fully and fairly reflect all transactions, properties, assets and liabilities of the Company in all material respects. There are no extraordinary items of income or expense during the periods covered by the TeleCore Financial Statements, and the Current Balance Sheet does not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The TeleCore Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

      5.9 SUBSIDIARIES. Except as set forth in Schedule 5.9 the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or have any control over, any other company, partnership, joint venture or other business entity.

      5.10 LIABILITIES OF THE COMPANY. The Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected or taken into account in the Current Balance Sheet, (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice (none of which relates to breach of contract, warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (c) normal accruals, reclassifications and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate or (d) as set forth on Schedule 5.10. Schedule 5.10 includes all indebtedness owed by the Company as of the date hereof for borrowed money (including principal and accrued but unpaid interest) and remaining payments on capitalized equipment leases, of the Company. Schedule 5.10 also includes all contingent liabilities of the Company (and the amount of such liabilities) including, without limitation, those resulting from deposits, fees or any other form of payments, in cash or kind, previously received by the Company for services which have not been completed or otherwise provided.

      5.11 LITIGATION. Except as set forth on Schedule 5.11, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending, threatened, or to the Company's knowledge anticipated or contemplated against, by or affecting the Company, or any of the Company's properties or assets, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and to the Company's knowledge there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Company is or was a party which have not been complied with in full or which continue to impose any material obligations on the Company.

      5.12  ENVIRONMENTAL MATTERS

      The Company has at all times complied with all applicable Environmental Laws.

      5.13  REAL ESTATE, PERSONAL PROPERTY.

            (a) Except as set forth on Schedule 5.13, the Company does not own any real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein). The Shareholders do not own any real property (or any interest therein, including leasehold interests) used by the Company.

            (b) Schedule 5.13 sets forth a list of all leases, licenses or similar agreements for the use or occupancy of real property to which the Company is a party ("REAL PROPERTY LEASES") copies of which have previously been furnished to Viasource, in each case setting forth: (a) the lessor and lessee thereof and the date and term of each of such leases, (b) the street address of each property covered thereby (the "LEASED PREMISES"), and (c) a brief description (including size and function) of the principal improvements and buildings thereon. The Real Property Leases are in full force and effect and have not been amended, and neither the Company nor, to the knowledge of the Company, any other party thereto is in default or breach under any such Lease. Except for the effect of the transactions contemplated hereby, no event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by the Company under any of such leases and, to the knowledge of the Company there is no breach or anticipated breach by any other party to such leases. With respect to each of the Leased Premises: (i) the Company has valid leasehold interests or other rights of use and occupancy in the Leased Premises, free and clear of any Liens on such leasehold interests or other rights of use and occupancy, or any covenants, easements or title defects known to or created by the Company, except as do not affect the occupancy or uses of such properties; (ii) are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's respective normal business activities as conducted thereat; (iii) each of the Leased Premises (a) has access to public roads sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company's Business as presently conducted at such parcel, and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel; and (iv) the Company has not received notice of (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto and to the knowledge of the Company, no such proceeding is contemplated by any Governmental Authority, or
(b) any special assessment which may affect any of the Leased Premises and to the knowledge of the Company, no such special assessment is contemplated by any Governmental Authority.

            (c) Schedule 5.13(c) sets forth all personal property included (or that will be included) on the Current Balance Sheet, all personal property of the Company with a value in excess of $5,000 and acquired since the date of the Current Balance Sheet, and all leases for personal property to which the Company is a party involving personal property having a value in excess of $2,500, including, in each case, complete and correct copies of all such leases and including an indication as to which personal property is currently owned, or was formerly owned, by the Shareholders or the Company or their Affiliates. Except as set forth in Schedule 5.13(c), (i) all of the personal property of the Company is in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with all applicable specifications and warranties, and (ii) all personal property loans set forth in Schedule 5.13(c) are in full force and effect and constitute valid and binding agreements of the Company and the other parties thereto in accordance with their respective terms.

      5.14  GOOD TITLE TO AND CONDITION OF ASSETS

            (a) Except (i) as reflected in the TeleCore Financial Statements and the Current Balance Sheet, (ii) for statutory liens for payment of current Taxes that are not yet delinquent, (iii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business, payment for which is not yet due, and (iv) as set forth on Schedule 5.14, the Company is the true and lawful owner of the assets of the Business (the "Assets") free and clear of all Liens.

            (b) The Assets currently in use or necessary for the conduct of the business and operations of the Company are in good operating condition, normal wear and tear excepted, and have been maintained substantially in accordance with all applicable manufacturer's specifications and warranties.

            (c) The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of the Business.

      5.15 COMPLIANCE WITH LAWS. The Company is and has been in compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Assets and the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past) except for non compliance that would not have a Material Adverse Effect on the Company's financial condition or operations. The Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or threatened. Neither the Company, nor any of its respective employees, officers, directors or agents, has made any payment of funds in connection with their business which is prohibited by law, and no funds have been set aside to be used in connection with their business for any payment prohibited by law. The Company is not subject to any Contract, decree or injunction in which it is a party which restricts the continued operation of the Business, any business or the expansion of the Business or any business to other geographical areas, customers and suppliers or lines of business.

      5.16 LABOR AND EMPLOYMENT MATTERS. Schedule 5.16 sets forth the name, address, social security number and current rate of compensation of each of the employees of the Company. Except as set forth on Schedule 5.16, the Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and to the Company's knowledge there has been no effort by any labor union during the twenty-four (24) months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units or expand the existing collective bargaining unit. No event has occurred which constitutes, or after notice or the passage of time or both, would constitute, a default by the Company under the collective bargaining agreement set forth on Schedule 5.16. There is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operations. Neither the Company nor any agent, representative or employee thereof has within the last twenty-four (24) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of the Company during the twenty-four (24) months prior to the date hereof. The Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company as a result of the Merger or otherwise. Schedule 5.16 contains information about each contract, agreement or plan of the following nature, whether formal or informal, and whether or not in writing, to which the Company is a party or under which it has an obligation: (i) employment agreements, (ii) employee handbooks, policy statements and similar plans, (iii) noncompetition agreements and (iv) consulting agreements. The Company has provided copies of the contracts set forth on Schedule 5.16 to Viasource. The Company has complied in all material respects with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.

      5.17  EMPLOYEE BENEFIT PLANS.

            (a) EMPLOYEE BENEFIT PLANS. Except as set forth on Schedule 5.17, the Company has no employee benefit plans or arrangements, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of the Company participate ("EMPLOYEE BENEFIT PLANS"). Copies of all Employee Benefit Plans have been provided to Viasource.

            (b) CONTROLLED GROUP LIABILITY. Neither the Company, nor any entity that would be aggregated with it under Code Section 414(b), (c), (m) or (o): (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Company ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due;
(iv) is subject to (or expected to be subject to) an excise tax under Code
Section 4971; or (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

            (c) OTHER LIABILITIES. (i) Except as set forth on Schedule 5.17, the Company is not under any obligation to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code) and (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions or reimbursements for all periods ending prior to or as of the date hereof shall have been made, or if not yet due, have been properly reflected on the Current Balance Sheet.

            (d) TERMINATION OF EMPLOYMENT. Except as may be required under applicable law, the Company is not obligated under any Employee Benefit Plan to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment. The Company has complied with the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder, and Part 6 of Title I of ERISA ("COBRA") and has complied with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") with respect to any group health plan within the meaning of Section 5000(b)(1) of the Code.

            (e) COMPLIANCE. Each Employee Benefit Plan is in compliance with all applicable laws and regulations and has been operated in accordance with its terms and provisions. With respect to each Employee Benefit Plan there are no actions claims or disputes pending by any third party and no audits, proceedings, claims or demands pending by any governmental authority (other than routine benefit claims). All amendments required to bring any Employee Benefit Plan into conformity with any applicable provisions of ERISA and the Code have been duly adopted, except in the event the time provided under Section 401(b) of the Code and regulations or IRS pronouncements thereunder for making retroactive amendments has not expired.

      5.18  TAX MATTERS.

            (a) All Tax Returns required to be filed by, on behalf of or with respect to the Company and each of its subsidiaries have been prepared in the manner required by applicable law and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects.

            (b) All Taxes payable, whether or not shown (or required to be shown) on a Tax Return, by, on behalf of or with respect to the Company, each of its subsidiaries or any Affiliated Group of which the Company or any of its subsidiaries is or was a member, or in respect of their income, assets or operations (including interest and penalties) have been fully and timely paid, and adequate reserves or accruals for Taxes (without regard to deferred Tax assets and liabilities) have been provided in the Financial Statements with respect to any Taxable Period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing (the "TAX RESERVE"). The Company and each of its subsidiaries have made all required estimated tax payments to avoid any underpayment penalty.

            (c) Neither the Company nor any of its subsidiaries has executed or filed with any taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

            (d) The Company and each of its subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Sections

1441 through 1464, 3121 through 3128, 3401 through 3406 and 6041 through 6049 of the Code, and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

            (e) The Company has made or will make available to Viasource true and complete copies of (i) all U.S. federal, state, local and foreign income or franchise Tax Returns and payroll Tax Returns of the Company and each of its subsidiaries relating to the taxable periods commencing on or after January 1, 1995 and (ii) any audit report issued within the last three years relating to Taxes due from or with respect to the Company and any of its subsidiaries, or their income, assets or operations. The Tax Returns filed by, on behalf of or with respect to the Company or its subsidiaries identified on the Disclosure Schedule have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns have expired.

            (f) Schedule 5.18 lists all material types of Taxes paid and material types of Tax Returns filed by, on behalf of or with respect to the Company and each of its subsidiaries. No claim has been made by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

            (g) All deficiencies asserted or assessments made as a result of examinations by any taxing authority of the Tax Returns of the Company or any of its subsidiaries have been fully paid or are being contested in good faith, and there are no other audits or investigations by any taxing authority or proceedings in progress, nor has the Company or any of its subsidiaries received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised in writing by a U.S. federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed adjustment or deficiency for any subsequent Taxable Period. The results of any settlement and the necessary adjustments resulting therefrom are properly reflected in the Financial Statements.

            (h) Neither the Company, its subsidiaries or any other Person (including any of the Shareholders) on behalf of the Company or its subsidiaries has (i) filed a consent pursuant to Section 341 (f) of the Code or agreed to have Section 341 (f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341 (f)(4) of the Code) owned by the Company or any of its subsidiaries, (ii) agreed to or is required to make any adjustments pursuant to Section 481 (a) or Section 482 of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its subsidiaries or otherwise or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or its subsidiaries, or has otherwise taken any action that would have the effect of deferring any liability for Taxes from any Taxable Period ending on or before the Closing Date to any Taxable Period ending thereafter, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company or any of its subsidiaries, or (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

            (i) No property owned by the Company or any of its subsidiaries (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

            (j) Neither the Company nor any of its subsidiaries is a party to any tax sharing or similar agreement or arrangement (whether or not written) relating to allocating or sharing the payment of, or liability for, Taxes with respect to any Taxable Period.

            (k) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, could give rise to the payment of any amount that would not be deductible by the Company or any of its Affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

            (l) The Company and each of its subsidiaries has substantial authority for the treatment of or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662(d) of the Code.

            (m) Neither the Company nor any of its subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities.

            (n) There are no security interests or liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its subsidiaries.

            (o) All material Tax elections of the Company and each of its subsidiaries are clearly set forth in the Tax Returns described in Section 3.17(e). Neither the Company nor any of its subsidiaries has elections in effect for U.S. federal income tax purposes under Sections 108, 338, 441(f), 473, 1017, 1033 or 4977 of the Code.

            (p) Except as otherwise set forth on Schedule 5.18, neither the Company nor any of its subsidiaries has ever been a member of any Affiliated Group of Companies for any Tax purposes, other than the Affiliated Group of which the Company is the parent. Neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company and its subsidiaries) under Section 1. 1502-6 of the Treasury regulations under the Code (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Except as otherwise set forth on Schedule 5.18, neither the Company nor any of its subsidiaries own any interest in any entity that is treated as a partnership for U.S. federal income tax purposes or could be treated as a pass-through or transparent entity for any Tax purpose.

            (q) None of the Shareholders is a foreign person within the meaning of Section 1445 of the Code.

            (r) Neither the Company nor any of its subsidiaries has filed an election pursuant to Revenue Procedure 95-11, 1995-1 C.B. 505 or under Treasury regulation Section 1. 1 502-75(c) or any similar provision of foreign, national, international, state or local law.

            (s) Since the Current Balance Sheet, neither the Company nor any of its subsidiaries has incurred any liability for Taxes outside of the ordinary course of business.

            (t) Neither the Company nor any of its subsidiaries has any deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in, or resulting from a change of accounting method for, a period ending on or prior to the Closing Date.

            (u) Neither the Company nor any of its subsidiaries has distributed the stock of any the Company in a transaction satisfying the requirements of
Section 355 of the Code since April 16, 1997. The stock of neither the Company nor any of its subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

            (v) None of the indebtedness of the Company or any of its subsidiaries constitutes "corporate acquisition indebtedness" (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code.

            (w) Neither the Company nor any of its subsidiaries have been a member of an Affiliated Group other than the Affiliated Group of which the Company is the common parent.

      5.19 INSURANCE. The Company is covered by valid, outstanding and enforceable policies of insurance issued to it by reputable insurers covering its properties, assets and businesses against risks of the nature normally insured against by companies in the same or similar lines of business and in coverage amounts typically and reasonably carried by such companies (the "INSURANCE Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Effective Time, each of the Insurance Policies will be in full force and effect. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. The Company has complied with the provisions of such Insurance Policies. Schedule 5.19 contains (i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to Viasource) and (ii) a description of each pending claim under any of the Insurance Policies for an amount in excess of $5,000 that relates to loss or damage to the properties, assets or businesses of the Company. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

      5.20 RECEIVABLES. All of the Receivables (as hereinafter defined) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company. All of the Receivables are good and collectible receivables subject to the allowance for doubtful accounts set forth on the Current Balance Sheet, and will be collected in full in accordance with the terms of such receivables (and in any event within one hundred and eighty
(180) days following the date hereof) without setoff or counterclaims. Schedule
5.20 sets forth a true, complete and accurate list of all Receivables. For purposes of this Agreement, the term "RECEIVABLES" means all receivables of the Company, including, without limitation, all trade account receivables arising from the provision of goods and/or services, notes receivable and insurance proceeds receivable.

      5.21 LICENSES AND PERMITS. The Company possesses all licenses, approvals, permits or authorizations from governmental authorities (collectively, the "Permits") for the operation of the Business, the lack of which could materially and adversely affect the Business, properties or financial condition of the Company, and Schedule 5.21 sets forth a true, complete and accurate list of all such Permits and all applications for Permits. All such Permits are valid and in full force and effect, the Company is in full compliance with the respective requirements thereof in all material respects, and no proceeding is pending or threatened to revoke or amend any of them.

      5.22  INTELLECTUAL PROPERTY

            (a) Schedule 5.22 contains a true and complete list of the Company's patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, copyrights and copyright registrations and applications and other filings and formal actions made or taken pursuant to federal, state, local and foreign laws by the Company to protect its interests therein (the "INTELLECTUAL PROPERTY").

            (b) The Intellectual Property consists solely of items and rights which are: (i) owned Intellectual Property or (ii) in the public domain. The Company possesses all rights in Intellectual Property necessary to conduct the Business, including without limitation, to the extent required to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and assign and sell, the Intellectual Property. Except as set forth on Schedule 5.22, no payments are required for the continued use of the Intellectual Property.

            (c) The Company's reproduction, manufacturing, distribution, licensing, sublicensing, sale or the exercise of any other rights in any Intellectual Property or product, work, technology or process as now used in the conduct of the Business or offered or proposed for use in the conduct of the Business does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress of any person or the patent of any person. No claims have been asserted or are threatened by any person, nor are there any valid grounds for any bona fide claim (i) challenging the validity, effectiveness or ownership by the Company of any of the Intellectual Property, or (ii) to the effect that the Company's use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use in the conduct of the Business, infringes or will infringe on any intellectual property or other proprietary right of any person. All registered, granted or issued patents, trademarks, Internet domain names and copyrights held by the Company are enforceable and subsisting. To the Company's knowledge there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property owned by the Company by any third party, employee or former employee.

            (d) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Intellectual Property owned by the Company on behalf of the Company (i) have been a party to a "work-for-hire" arrangement or agreements with the Company in accordance with applicable national and state law that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property arising during the course of employment, or
(ii) have executed appropriate instruments of assignment in favor or the Company as assignee that have conveyed to the Company effective and exclusive ownership of all tangible and intangible property arising during the course of employment.

            (e) The Company is not, nor as a result of the execution or delivery of this Agreement or performance of the Company's obligations hereunder will the Company be, in violation of any license, sublicense, agreement or instrument to which the Company is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company's obligations hereunder cause, the diminution, termination or forfeiture of any Intellectual Property.

            (f) Schedule 5.22(f) contains a true and complete list of all of the Company's software programs developed by the Company (the "SOFTWARE PROGRAMS"). The Company owns full and unencumbered right and good, valid and marketable title to such Software Programs free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind or uses such Software Programs pursuant to a valid license.

            (g) The source code and system documentation relating to the Software Programs (i) have at all times been maintained in strict confidence,
(ii) have been disclosed by the Company only to employees who have a "need to know" the contents thereof in connection with the performance of their duties to the Company and who have executed the nondisclosure agreements referred to in
Section 5.22(d), and (iii) have not been disclosed to any third party.

            (h) All software sold or licensed by the Company to end users, or used by the Company, has been duly licensed by the owner of such software and is set forth on Schedule 5.22(h).

      5.23 CONTRACTS. Schedule 5.23 sets forth a list of each Material Contract (as defined below), true, correct and complete copies of which have been provided to Viasource. Schedule 5.23 identifies Material Contracts that require the Consents of third parties to the transactions contemplated hereby. Schedule
5.23 reflects the consents of the Material Contracts that have been obtained. The copy of each Material Contract furnished to Viasource is a true, correct and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. The Company has not violated any of the terms or conditions of any

Material Contract or any term or condition which would permit termination or material modification of any Material Contract, all of the covenants to be performed by any other party thereto have been fully performed, and there are no claims for breach or indemnification or notice of default or termination under any Material Contract. Except for the effect of the transactions contemplated hereby, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by the Company or any other party under any Material Contract. The Company is not subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract. As used in this Section 5.23 "MATERIAL CONTRACTS" shall mean formal or informal, written or oral, (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligation to any other Person, or letters of intent or commitment letters with respect to same; (b) contracts obligating the Company to obtain products (in each case in excess of $25,000) or to provide services (in each case in excess of $50,000);
(c) leases of real property; (d) leases of personal property; (e) distribution, sales agency or franchise or similar agreements; (f) agreements providing for an independent contractor's services (in each case where such agreement is not terminable after thirty (30) days notice or terminable without penalty); (g) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements, employee handbooks, policy statements and any other agreements relating to any employee, officer or director of the Company (in each case where such agreement is not terminable after thirty (30) days written notice or terminable without penalty); (h) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (i) contracts relating to pending capital expenditures by the Company (in each case in excess of $5,000); (j) non-competition agreements restricting the Company or any Shareholder in any manner, (k) any contracts obligating the Company to make payments in excess of $25,000, in the aggregate, over the remaining term of such contract; and (l) all other Contracts or understandings which are material to the Company, or the Business, assets or properties, irrespective of subject matter and whether or not in writing. Except as set forth on Schedule 5.23, the continuation, validity and effectiveness of all the Material Contracts will not be effected by their transfer to Viasource under this Agreement.

      5.24 NO COMMISSIONS. Except as set forth on Schedule 5.24, neither the Company nor any of the Shareholders have incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

      5.25 BANK ACCOUNTS; BUSINESS LOCATIONS. Schedule 5.25(a) sets forth all accounts of the Company with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account. As of the date hereof, the Company has no office or place of business other than as identified on Schedule 5.25(b) and the Company's principal places of business and chief executive offices are indicated on Schedule 5.25(b). All locations where the equipment, inventory, chattel paper and books and records of the Company are located as of the date hereof are fully identified on Schedule 5.25(b).

      5.26 DISCLOSURE. Except as later corrected prior to the date hereof, no information furnished by Company to Viasource in connection with the Merger contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading as of the date hereof. The representations and warranties and statements of the Company contained in this Agreement (including, without limitation, the Schedules attached hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

      5.27  YEAR 2000 COMPLIANCE.

            (a) All computer hardware, software, systems and equipment utilized by the Company shall, as currently designed, fully operate, during and after the calendar year 2000. Without limiting the foregoing, such computer hardware and software shall during and after the calendar year 2000:

                  (i) Operate without error relative to date or time data;

                 (ii) Record, store, process, and present calendar dates falling on or after January 1, 2000, in the same manner, and with the same functionality as on or before December 31, 1999;

                (iii) Maintain functionality with respect to the introduction of records containing dates falling on or after January 1, 2000;

                 (iv) Maintain functionality with respect to date and time date handling, including but not limited to date and time data century recognition, calculations which accommodate same century, single-century, and multi-century formulas and data values, and date and time data interface values that reflect century;

                  (v) Include the indication of century in all date-related interface functions and data fields;

                  (vi) Include the appropriate logic for leap year determination; and

                (vii) Be interoperable with other product(s) used by the Company.

      5.28 RELATED PARTY TRANSACTIONS. No officer, director, shareholder, employee or former employee of the Company, and no affiliate or relative of any of them:

                  (A) owns, directly or indirectly, any interest in (excepting not more than five percent share holdings for investment purposes in securities of publicly held and traded companies), or is in an officer, partner, director, employee or consultant of, or otherwise receives remuneration in excess of $5,000 from, any person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company;

                  (B) owns, directly or indirectly, in whole or in part, any tangible or intangible property, the use of which is necessary for the conduct of the Business; or

                  (C) owes any amount to the Company.

      5.29 CHANGES SINCE THE CURRENT BALANCE SHEET. Except as set forth on
Schedule 5.29, since the date of the Current Balance Sheet, the Company has not
(a) issued any capital stock or other securities; (b) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities; (c) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees, or amended any other terms of employment of such persons except in the ordinary course of its business consistent with past practice; (d) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice; (e) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (f) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (g) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $5,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (h) waived, canceled, compromised or released any rights having a value in excess of $5,000 in the aggregate; (i) made or adopted any change in its accounting practice or policies; (j) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (k) entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practice;
(l) entered into any employment agreement; (m) terminated, amended or modified any agreement involving an amount in excess of $5,000; (n) imposed any security interest or other Lien on any of its Assets except for carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business, payment for which is not yet due;
(o) delayed paying any account payable which is due and payable except to the extent being contested in good faith; (p) made or pledged any charitable contribution; (q) entered into any other transaction or was subject to any event which had or may have a Material Adverse Effect on the Corporation or the Business; (r) engaged in any transaction out of the ordinary course of the Business; (s) suffered or incurred any work interruptions, labor grievances, or claims filed, or any similar event which has or would have a Material Adverse Effect on the Company or the Business; or (t) agreed to do or authorized any of the foregoing.

      5.30  SUPPLIERS AND CUSTOMERS.

            (a) Schedule 5.30 lists (i) all suppliers to which the Company made payments during the year ended December 31, 1999, in excess of five percent (5%) of the cost of sales as reflected on the Company's statement of operations for the year ended December 31, 1999 (the "SUPPLIERS") and (ii) all customers that paid the Company during the year ended December 31, 1999, more than five percent (5%) of the Company's sales revenues as reflected on its statement of operations for the year ended December 31, 1999 ("CUSTOMERS").

            (b) None of the Customers or Suppliers has terminated or discontinued their business with the Company and the Company has no knowledge which might reasonably indicate that any of the Customers or Suppliers intend to cease purchasing from, selling to, or dealing with, the Company, nor has any information been brought to the Company's attention which might reasonably lead them to believe any such customer or supplier intends to alter in any material respect the amount of such purchases, sales or the extent of dealings with the Company or would alter in any material respect such purchases, sales or dealings in the event of the consummation of the transactions contemplated by this Agreement. The Company has no knowledge which might reasonably indicate, (i) any supplier will not be able to fulfill outstanding or currently anticipated purchase orders placed by the Company, or (ii) any customer will cancel outstanding or currently anticipated purchase orders placed with the Company.

      5.31 ORDINARY COURSE. Since December 31, 1999, except as set forth in
Schedule 5.31 or otherwise disclosed herein or in the Schedules hereto, the Company has conducted the business only in the ordinary course and consistently with its prior practices.

      5.32 EQUIPMENT. As of the date hereof and on the Closing Date, all equipment owned or leased by the Company and used in connection with the operation of the Business shall be in good condition and working order, subject to such routine maintenance and repairs thereto as may be required in the ordinary course of the Business of the Company.

      5.33 NO ILLEGAL OR IMPROPER TRANSACTIONS. Neither the Company nor any officer, director, employee, agent or Affiliate of any of them has offered, paid or agreed to pay to any Person (including any governmental official) or solicited, received or agreed to receive from any Person, directly or indirectly, any money or thing of value for the purpose or with the intent of
(a) obtaining or maintaining business for the Company and its subsidiaries, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any such case in any manner which is in violation of any applicable ordinance, regulation or law; and there have been no false or fictitious entries made in the books or records of the Company and its subsidiaries.

                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

      Each of the Shareholders, severally, represents and warrants to Viasource only as to himself, herself or itself as follows:

      6.1 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Such Shareholder has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully his, her or its respective obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Shareholder and constitutes the legal valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as their enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors or general principles of equity regardless of whether such enforceability is considered in a proceeding at law or in equity.

      6.2 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which such Shareholder is a party or to which such Shareholder or his, her or its securities, assets or properties may be bound or subject; (ii) violate any order, judgment, injunction, award or decree of any Governmental Authority against, or binding upon, such Shareholder or upon the securities, properties or assets of such Shareholder; (iii) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation that relates to such Shareholder; (iv) contravene any organizational documents of any Shareholder that is not a natural person or (v) require any filing with, notice to, or permit, consent or approval of, any other Governmental Authority.

      6.3 TITLE TO SHARES. Such Shareholder owns beneficially and of record, free and clear of any lien, claim or encumbrance, the shares of capital stock of the Company set forth opposite such Shareholder's name on Schedule 5.4. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to the outstanding shares of capital stock of the Company to which such Shareholder is a party.

      6.4 BROKERAGE. Except as otherwise disclosed to Viasource in writing prior to the date hereof, no broker, finder, agent or similar intermediary has acted on behalf of such Shareholder in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with such Shareholder, or any action taken by such Shareholder.

      6.5 DISCLOSURE. The representations and warranties and statements of such Shareholder contained in this Agreement (including, without limitation, the Schedules attached hereto) or any agreement executed in connection herewith by such Shareholder or in any certificate delivered pursuant hereto or thereto by such Shareholder do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

      6.6 INVESTMENT INTENT; ACCREDITED INVESTOR STATUS; SECURITIES DOCUMENTS. Such Shareholder is acquiring the Viasource Shares hereunder for his, her or its own account for investment and not with a view to, or for the sale in connection with, any distribution of any of the Viasource Shares, except in compliance with applicable state and federal securities laws. Such Shareholder has had the opportunity to discuss the transactions contemplated hereby with Viasource and has had the opportunity to obtain such information pertaining to Viasource as has been requested. Such Shareholder is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act, and has such knowledge and experience in business or financial matters that he, she or it is capable of evaluating the merits and risks of an investment in the Viasource Shares. Such Shareholder hereby represents that he, she or it can bear the economic risk of losing his, her, its investment in the Viasource Shares and has adequate means for providing for his, her, its current financial needs and contingencies.

                                   ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE CLOSING

      7.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING. The Company and the Shareholders, jointly and severally, covenant and agree that, except as otherwise expressly required or permitted by the terms of this Agreement, between the date of this Agreement and the Closing, the business of the Company or its subsidiaries shall be conducted only in, and neither the Company nor its subsidiaries shall take any action except in, the ordinary course of business consistent with past practice. The Company and the Shareholders shall use its or their best efforts to preserve intact the Company's and its subsidiaries business organizations, to keep available the services of their current officers, employees and consultants, and to preserve their present relationships with customers, suppliers and other Persons with which they have business relations. By way of amplification and not limitation, neither the Company nor its subsidiaries shall, except as expressly required or permitted by the terms of this Agreement between the date of this Agreement and the Closing, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Viasource:

            (a) amend or otherwise change its Certificate of Incorporation or Bylaws;

            (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice; or any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock;

            (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other securities;

            (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

            (e) sell, lease or transfer any of its properties or assets (except in the ordinary course of business consistent with past practice), or acquire (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets; or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other Person (except in the ordinary course of business consistent with past practice); make or obligate itself to make capital expenditures, incur any obligations or liabilities including, without limitation, any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, modify, terminate, amend or enter into any Contract other than as expressly required or permitted herein or (except in the ordinary course of business consistent with past practice), or impose any security interest or other Lien on any of its assets (except in the ordinary course of business consistent with past practice);

            (f) pay any bonus to its officers or employees, or increase the compensation payable or to become payable to its officers or employees or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits which any collective bargaining, bonus, profit sharing trust, compensation, stock option, restricted stock pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

            (g) take any action with respect to accounting policies or procedures (except in the ordinary course of business and in a manner consistent with past practices);

            (h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in the TeleCore Financial Statements and the Current Balance Sheet, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice or delay paying any amount payable beyond forty-five (45) days following the date on which it is due, except to the extent being contested in good faith;

            (i) enter into any transaction or agreement with the Shareholders or an Affiliate thereof except for such transactions or agreements expressly permitted herein;

            (j) make or pledge any charitable contributions in excess of $5,000 in the aggregate; or

            (k) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article V untrue or incorrect in any respect.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

      8.1 FURTHER ASSURANCES/COMPLIANCE WITH COVENANTS. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this

Agreement and the transactions contemplated hereby including but not limited to the delivery of certain reasonable and customary representation letters in connection with the delivery of legal and tax opinions. The Shareholders shall cause the Company to comply with all of the covenants of the Company under this Agreement. At the Closing, the Company and the Shareholders covenant and agree to deliver to Viasource the certificates, opinions and other documents required to be delivered to Viasource pursuant to Article XI, and Viasource covenants and agrees to deliver to the Company and the Shareholders and certificates and other documents required to be delivered to the Company and the Shareholders pursuant to Article XII.

      8.2 OTHER ACTIONS. Each of the parties hereto shall take all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, regulations and Contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Company as are necessary for the consummation of the transactions contemplated hereby. Each of the parties agrees to cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement, and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. The parties also agree to use reasonable best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

      8.3 ACCESS TO INFORMATION. From the date hereof to the Effective Time, the Company shall (and shall cause its directors, officers, employees, auditors, counsel and agents to) afford Viasource and Viasource's officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested. Neither the due diligence investigation made by Viasource in connection with the transactions contemplated hereby nor information provided to or obtained by Viasource shall affect any representation or warranty in this Agreement.

      8.4 NOTIFICATION OF CERTAIN MATTERS. The Company and the Shareholders shall give prompt notice to Viasource of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

      8.5 CONFIDENTIALITY; PUBLICITY. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of the other party which it may have acquired from such party or their respective Affiliates, employees, agents and representatives in the course of pursuing the transactions contemplated by this Agreement without the prior consent of the other party hereto; provided, that any information that is otherwise publicly available, or has been obtained from a third party, without breach of this provision, shall not be deemed confidential information. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by the Company or the Shareholders without the prior approval of Viasource.

      8.6 RESTRICTIVE COVENANT. In order to assure that Viasource will realize the benefits of this transaction, each of the Common Shareholders agree with Viasource that he, she or it will not:

            (a) for a period of three (3) years from the Effective Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or shareholder of, or lender to, any company or business, engage in any Competitive Activity provided, however, that the beneficial ownership of less than five percent (5%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 8.6. As used herein "COMPETITIVE ACTIVITY" shall consist of any business activity of whatsoever kind or nature, which competes, directly or indirectly, with the business, technology, products or services of Viasource and its Affiliates in the United States at the time such activity is commenced.

            (b) for a period of three (3) years from the Effective Date, directly or indirectly (i) induce any Person which is a customer of Viasource or any Affiliate of Viasource to patronize any business directly or indirectly engaged in any Competitive Activity; (ii) canvass, solicit or accept from any Person which is a customer of Viasource or any Affiliate of Viasource any Competitive Business; or (iii) request or advise any Person which is a customer or supplier of Viasource or any Affiliate of Viasource to withdraw, curtail or cancel any such customer's or supplier's business with Viasource or any Affiliate of Viasource, or its or their successors;

            (c) for a period of three (3) years from the Effective Date, directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by Viasource or any Affiliate of Viasource at or within the six (6) month period immediately preceding the date of such employment, or in any manner seek to induce any such person to leave his or her employment;

            (d) at any time following the date hereof, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in his/her possession Viasource's or any Viasource Affiliates' proprietary rights or records, including, but not limited to, any of its or their customer lists.

      The Company and the Common Shareholders agree and acknowledge that the restrictions contained in this Section 8.6 are reasonable in scope and duration and are necessary to protect Viasource after the date hereof. If any provision of this Section 8.6 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 8.6 will cause irreparable damage to Viasource and upon breach of any provision of this Section 8.6, Viasource shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which Viasource may have (including, without limitation, the right to seek monetary damages). Notwithstanding the foregoing, nothing in this Section 8.6 shall apply to Scott Sussman, Philip S. Paul or Michael McDowell.

      8.7 TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Viasource and the Shareholders for certain tax matters following the Effective time:

            (a) Returns not Required to be Filed Prior to the Effective Time. Viasource shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its subsidiaries which are not required to be filed prior to the Effective Time. Any such returns which include periods prior to the Effective Time or will have a material impact on taxes due with respect to such periods shall be prepared in accordance with the past practices of and elections made by the Company. The Shareholders' Representative will have the right to review such Tax Return before it is filed if such Return could affect the Shareholders' liability for Taxes to any Governmental Body or their indemnification obligations under Article IX of this Agreement. Any Tax Return described in the preceding sentence will be provided to the Shareholders' Representative not less than 15 business days before the proposed filing date. Viasource shall promptly provide or cause to be provided to the Shareholders' Representative any underlying information or records requested by the Shareholders' Representative or his designated representatives to assist their review. To the extent that the Shareholders would otherwise incur liability under Article IX of this Agreement, Viasource and the Company shall make such changes to the Tax Return as the Shareholders' Representative may reasonably request in order to eliminate or reduce such liability.

            (b)   Cooperation on Tax Matters.

                  (i) The Company, the Shareholders and Viasource shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree (A) to retain all books and records with respect to Tax matters pertinent to the Company or its subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Viasource, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
      (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records.

                           (ii) The parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                          (iii) The parties further agree, upon request, to provide each other with all information that a party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                  (c) Tax Contests. Viasource will notify the Shareholders' Representative in writing promptly upon receipt by Viasource or any Affiliate of Viasource of any notice of any pending or threatened audits or assessments, and any administrative or court proceeding relating thereto, relating to Taxes (a "TAX PROCEEDING") with respect to the Company or the Subsidiaries other than Taxes as to which the Shareholders and/or their Affiliates have no indemnification obligation or other liability relating to Taxes. The Shareholders will have the right to control, at their expense, the handling and disposition of such Tax Proceeding (and to employ counsel of its choice at its expense) to the extent that such Tax Proceeding principally relates to Tax of the Company or the Subsidiaries for periods prior to the Effective Time or which are otherwise within the Shareholders' indemnification obligations under this Agreement. In any Tax Proceeding in which the party not controlling the Proceedings may incur a liability for Tax or under indemnification obligations, such party shall have the right, at its own expense, to monitor the Tax Proceeding. Neither party will agree to any settlement concerning Taxes that would result in a material increase in Tax or indemnification obligation of the other party without the prior written consent of that party (which consent will not be unreasonably withheld).

                  (d) Tax Benefit. If any loss, Tax adjustment or other event giving rise to a claim for indemnification under this Agreement results in additional Tax in respect of the payment, or if such loss or adjustment results in any deduction or exclusion from income (a "TAX COST OR BENEFIT") to the indemnified Party or any Affiliate thereof in the same or a later taxable period, the amount of the claim will be increased or reduced to reflect such Tax Cost or Benefit, or the amount of the Tax Cost or Benefit will be paid at such time or times as, and to the extent that, such Tax Cost is incurred or such Benefit is realized. Viasource will provide the Shareholders' Representative with copies of Tax Returns and related documentation as may be reasonably necessary to enable the Parties to calculate any increase or reduction in the indemnification payments or the amount of payments to be made pursuant to this paragraph.

                  (e) Amended Returns. Without the Shareholders' Representative's prior written consent, Viasource will not cause or permit to be filed any amended Tax Return pertaining to the Company or any Subsidiary for taxable periods (or portions thereof) ending on or before the Closing Date if such amended Tax Return would cause the Shareholder to incur liability under
Article IX of this Agreement.

         8.8 DELIVERY OF PROPERTY RECEIVED BY THE SHAREHOLDERS AFTER CLOSING. The Shareholders agree that they will transfer or deliver to Viasource, promptly after the receipt thereof, any cash or other property which the Shareholders receive after the date hereof in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to Viasource as part of this Agreement.

         8.9 EMPLOYMENT AND NON-COMPETITION AGREEMENT, SALARY CONTINUATION AGREEMENTS. Ted Carrier, Scott Clarey and Mark Stagen shall enter into an Employment and Non-Competition Agreements with Viasource, in the form set forth on Exhibit C (the "EMPLOYMENT AGREEMENTS"). Viasource shall provide Salary Continuation Agreements, in the form set forth on Exhibit D to five vice presidents of the Company, as determined by Viasource.

         8.10 SHAREHOLDER AND DIRECTOR VOTE. Each of the Shareholders, in executing the Agreement, consents as a director and/or shareholder (as applicable) of the Company to the Merger and waives notice of any meeting in connection therewith.

         8.11 RELEASE BY THE COMPANY AND THE SHAREHOLDERS. Each of the Shareholders do hereby each, for themselves and for their respective heirs, personal representatives, successors and assigns (collectively, the "RELEASORS") release, remise and forever discharge the Company, Viasource and their subsidiaries, affiliates, officers, directors, trustees, shareholders, agents, representatives, employees, consultants, attorneys, accountants, successors and assigns (collectively, the "RELEASEES"), from any and all debts, sums of money, accounts, claims, actions, causes of action, suits, damages, judgments, losses, contracts, demands, expenses (including attorneys' fees and costs) and/or liabilities of any kind which any of the Releasors ever had, now have or which they can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time to the day of this Agreement, against the Releasees (the "RELEASE") provided, however, that the Release shall not apply to any obligations, commitments or liabilities arising out of and/or relating to
(i) the performance by the Releasees pursuant to this Agreement, (ii) amounts loaned to the Company by certain Releasors as disclosed on Schedule 5.10, (iii) employee, director and officer rights to indemnification provided by the Company pursuant to Delaware law, the Company's Certificate of Incorporation or Bylaws or (iv) any accrued salary and benefits owed to the Shareholders by the Company in accordance with the Employee Benefit Plans arising out of this employment relationship.

         8.12 USE OF THE INTELLECTUAL PROPERTY. None of the Shareholders shall use any of the Intellectual Property after the date hereof, except in connection with employment by Viasource.

         8.13 NO SHOP

              (a) The Company and the Shareholders covenant, jointly and severally, that, from and after the date hereof until the termination of this Agreement without the express written consent of Viasource, the Company or the Shareholders shall not, directly or indirectly, (i) solicit, initiate discussions or engage in negotiations with any Person (other than Viasource or its Affiliates or their representatives) relating to the possible acquisition, whether by way of merger, reorganization, purchase of shares of capital stock, purchase of assets, management agreement, license or distribution agreement or otherwise (any such acquisition or other transaction or agreement being referred to herein as an "ACQUISITION TRANSACTION"), of any interest in the Company (other than inventory or obsolete, damaged or worn assets sold or otherwise disposed of in the ordinary course of the Business and consistent with past practice), (ii) provide information with respect to the Company to any Person (other than Viasource or its Affiliates or their representatives) in connection with a possible Acquisition Transaction or (iii) enter into an agreement with any Person (other than Viasource or its Affiliates) concerning a possible Acquisition Transaction. Prior to the termination of this Agreement, if the Company or the Shareholders receives an unsolicited offer or proposal relating to a possible Acquisition Transaction, the Company or the Shareholders, as the case may be, shall immediately notify Viasource and provide information to Viasource as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal (including, without limitation, the proposed price and financing therefor).

              (b) The parties recognize and acknowledge that a breach by the Company and the Shareholders of this Section 8.13 will cause irreparable and material loss and damage to Viasource as to which it will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach. In addition, in the event of any breach of the foregoing which results in the acquisition by a Person other than Viasource or its Affiliates of a majority of the assets of the Business (measured by fair market value) or of the capital stock of the Company and the Shareholders shall promptly reimburse Viasource for all fees and expenses (including, without limitation, out-of-pocket expenses, fees and expenses of accountants, counsel and other advisors, and the like) incurred by them in connection with the transactions contemplated by this Agreement. Viasource may also take any action or exercise any remedy available to it by appropriate legal proceedings.

         8.14 VIASOURCE STOCKHOLDERS AGREEMENT. Each of the Shareholders agree as of the Effective Time to join as a party to the Viasource Communications, Inc. Amended and Restated Stockholders Agreement ("VIASOURCE STOCKHOLDERS AGREEMENT").

         8.15 BOARD OF DIRECTORS. In accordance with the Viasource Stockholders Agreement, effective immediately after the Effective Time, (a) the number of members of the Board of Directors of Viasource will be increased to nine (9) and Randall Lunn (the "NOMINEE") shall be appointed as a member of the Board of Directors of Viasource to serve for a term expiring at the annual meeting of the shareholders of Viasource to be held in 2001. Viasource agrees to use its reasonable best efforts to nominate the Nominee unless otherwise advised by the TeleCore Shareholders (as that term is defined in the Viasource Stockholders Agreement) to serve an additional term on the Board of Directors of Viasource, subject to any fiduciary duties of the Board of Directors of Viasource.

         8.16 WAIVER OF CERTAIN RIGHTS OF PREFERRED SHAREHOLDERS. Each of the Preferred Shareholders hereby waive any and all rights to (i) any liquidation preference they would be entitled to receive as a result of the Merger pursuant to the Certificate of Designation of Rights, Preferences and Limitations of Series A Preferred Stock of the Company (the "CERTIFICATE OF DESIGNATION") and
(ii) any notice obligations of the Company with respect to the Merger under the Certificate of Designation.

         8.17 WAIVER OF RIGHT TO RECEIVE ADDITIONAL SHARES. Each of John M. Clarey, Christy Clarey and Mark Stagen hereby waive any and all rights to receive any additional shares of Viasource Common Stock from Viasource in connection with Section 1.2 of the Exchange Agreement, dated September 30, 1999, among the Company, the shareholders of The Synectics Group, Inc., John M. Clarey, Christy Clarey, Scott K. Clarey and Mark Stagen (the "EXCHANGE AGREEMENT"). At the Effective Time, the Shareholders shall cause Scott K. Clarey to execute a waiver of any and all rights to receive any additional shares of Viasource Common Stock from Viasource in connection with Section 1.2 of the Exchange Agreement.

         8.18 CONSENT UNDER INVESTORS' RIGHT AGREEMENT. The Shareholders agree to execute a written consent to the Merger pursuant to the Investors' Rights Agreement, dated September 30, 1999, by and among the Company and the Shareholders (the "RIGHTS AGREEMENT") and such agreement is hereby deemed terminated as of the Effective Time.

         8.19 WAIVER OF RIGHT OF FIRST REFUSAL, ASSIGNMENT OF OPTION AGREEMENT. Each of John M. Clarey and Christy Clarey hereby waive any and all rights of first refusal pursuant to the Stock Restriction Agreement dated September 30, 1999 by and among John M. Clarey, Christy Clarey and Mark Stagen, and such agreement is hereby deemed terminated as of the Effective Time. In consideration of $264,061, which amount has been paid to John M. Clarey and Christy Clarey by Viasource by increasing the amount of the Promissory Note (the form of which is attached as Exhibit A-II), John M. Clarey and Christy Clarey shall (i) assign their rights to that certain Option Agreement dated as of September 30, 1999 by and among John M. Clarey, Christy Clarey and Mark Stagen pursuant to that certain Assignment of Option Agreement and Termination of Stock Restriction Agreement and (ii) shall sell, transfer and convey to Viasource 135,416 shares of Company's Common Stock.

         8.20 EMPLOYEE BENEFIT PLANS.

              (a) On or as soon as practicable following the Effective Time, continuing employees of the Company ("CONTINUING EMPLOYEES") shall be eligible to participate in those benefit plans (other than the RTK 401(k) Plan) and programs maintained for similarly situated employees of Viasource (or in substantially similar programs), on the same terms applicable to similarly situated employees of Viasource and to the extent that such plans and programs provide the following benefits: medical/dental/vision care, life insurance, disability income, sick pay, holiday and vacation pay, 401(k) plan coverage, Code Section 125 benefit arrangements, bonus, profit-sharing or other incentive plans, pension or retirement programs, dependent care assistance, severance benefits, and employees stock option and stock purchase plans. Each Continuing Employee shall be given credit, for purposes of any service requirements for participation or vesting, for his or her period of service with the Company under a similar plan prior to the Effective Time, subject to appropriate break in service rules. Each such employee shall, with respect to any Viasource plans or programs which have co-payment, deductible or other co-insurance features, receive credit for any amounts such individual has paid to date in the plan year of the Effective Time under comparable plans or programs maintained by the Company prior to the Effective Time. Each Continuing Employee and eligible dependent who, at the Effective Time, was participating in an employee group health plan maintained by the Company shall not be excluded from Viasource's employee group health plan or limited in coverage thereunder by reason of any waiting period restriction or pre-existing condition limitation.

              (b) Viasource shall be responsible for providing the continued health coverage required under Section 4980B of the Code ("COBRA COVERAGE") with respect to any employees of the Company or eligible dependents who had a qualifying event under Section 4980B of the Code on or before the Effective Time.



         8.21 TAX COVENANTS

              (a) The Shareholders and the Company each covenant that they have not taken any action prior to the date hereof, and will not take any action prior to the Effective Time, which would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

              (b) Viasource covenants that it has not taken any action prior to the date hereof, and that it will not take any action after the date hereof and after the Effective Time which would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

              (c) The Shareholders, Company and Viasource all agree to comply with the reporting requirements of Treasury Regulation Section 1.368-3.

         8.22 SENIOR INDEBTEDNESS. Until such time as the Promissory Notes are paid in full, "Senior Indebtedness" (as defined in Schedule 1 of the Promissory Notes), shall be limited to all obligations of Viasource under that Amended and Restated Credit agreement dated March 10, 2000 among Viasource and General Electric Capital Corporation ("GECC") together with all amendments, modifications, increases or refinancing thereof.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1 AGREEMENT BY THE COMPANY AND THE SHAREHOLDERS FOR INDEMNIFICATION.

              (a) The Company and the Shareholders agree to indemnify and hold Viasource and its shareholders, directors, officers, employees, attorneys and Affiliates (collectively, for purposes of this Article IX, the "VIASOURCE INDEMNITEES") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Viasource Indemnitees arising out of or resulting from (i) any breach of a representation or warranty made by the Company or its subsidiaries in or pursuant to this Agreement, (without regard to any materiality qualifications or disclosures pursuant to Section 11.1), (ii) any breach of the covenants or agreements made by the Company or its subsidiaries in or pursuant to this Agreement or (iii) any inaccuracy in any certificate, instrument or other document delivered by the Company as required by this Agreement, (iv) claims brought by or on behalf of any former or alleged shareholder of the Company, (v) any violations by the Company of applicable state and federal securities laws with respect to securities issued by the Company, (vi) liabilities to the union resulting from any breach of the Collective Bargaining Agreement listed on Schedule 5.16 (the "Collective Bargaining Agreement") for the period of time prior to the Effective Time, and
(vii) matters set forth on Schedule 5.17(e), (collectively, "INDEMNIFIABLE DAMAGES"); provided, that the parties agree that the Company's obligation to indemnify Viasource Indemnities shall terminate at the Effective Time. Notwithstanding anything to the contrary herein, the maximum Indemnifiable Damages that each Shareholder shall be liable for herein, shall not exceed thirty-three percent (33%) of that portion of the Aggregate Consideration received in the Merger by such Shareholder (the "INDEMNIFICATION CAP").

              (b) The Shareholders shall severally indemnify and hold harmless the Viasource Indemnities from and against all Losses arising out of or resulting from (i) any breach of any representation or warranty made by such Shareholder in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by such Shareholder or (iii) any inaccuracy in any certificate, instrument or other document (other than this Agreement) delivered by such Shareholder (also "INDEMNIFIABLE DAMAGES"). Notwithstanding any provision hereof to the contrary, no Shareholder shall have any liability for breach of any of the representations and warranties set forth in Article VI hereof by any other Shareholder, or for any other Shareholder's failure to perform any covenant or agreement herein.

              (c) No indemnification shall be payable pursuant to 9.1(a)(i),
(iii), (iv), (v), (vi) or (vii) until the amount of all claims for indemnification exceeds $250,000 ("INDEMNIFICATION THRESHOLD") in which case Viasource shall be entitled to collect all Indemnifiable Damages irrespective of the Indemnification Threshold.

         9.2 AGREEMENT BY VIASOURCE FOR INDEMNIFICATION. Viasource agrees to indemnify and hold the Shareholders (collectively, the "COMPANY INDEMNITEES") harmless from and against losses incurred or suffered by the Company Indemnitees arising out of or resulting from (i) any breach of a representation or warranty made by Viasource in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by Viasource in or pursuant to this Agreement, or
(iii) any inaccuracy in any certificate, instrument or other document delivered by Viasource as required by this Agreement.

         9.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Company, the Shareholders or Viasource shall survive the Closing of this Agreement for a period of two (2) years, provided, however, that the representations and warranties provided in Sections 5.4, 5.5, 5.12, 5.17, 5.18 and 6.3 shall survive until the expiration of the applicable statute of limitations. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties hereto contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

         9.4 SECURITY FOR INDEMNIFICATION OBLIGATION. As security for the indemnification obligations contained in Section 9.1 (a) and (b), Viasource shall hereby set aside and hold, and the Shareholders hereby grant a security interest in (i) the certificates representing the Held Back Shares issued pursuant to this Agreement and (ii) the Note. The Viasource Indemnitees shall set off against the Held Back Shares and the Note pro rata in accordance with the Shareholders' percentage ownership reflected in Schedule 2.1 hereof, during the Hold Back Period (as defined in Section 9.6), the Indemnifiable Damages for which the Shareholders may be responsible pursuant to this Agreement subject, however, to the following terms and conditions:

              (a) The Viasource Indemnitees shall give written notice to the Shareholders of any claim for Indemnifiable Damages which notice shall set forth
(i) the amount of Indemnifiable Damages which the Viasource Indemnitees claims to have sustained by reason thereof, and (ii) the basis of such claim;

              (b) Such set off shall be effected on the later to occur on the expiration of 30 days from the date of such notice (the "NOTICE OF CONTEST PERIOD") or, if such claim is contested, the date the dispute is resolved, and such set off, shall be charged pro rata (in accordance with the Shareholders' percentage ownership reflected in Schedule 2.1 hereof) against the Held Back Shares;

              (c) If, prior to the expiration of the Notice of Contest Period, the Shareholders shall notify Viasource in writing of an intention to dispute the claim and if such dispute is not resolved within thirty (30) days after expiration of such period, then Viasource may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages; and

              (d) For purposes of any set off against the Held Back Shares pursuant to this Article IX, the shares of Viasource Common Stock and the shares of Viasource Preferred Stock shall be valued at $10.00 per share.

              (e) Any set off against the Aggregate Consideration received by John M. Clarey and Christy Clarey (the "Clareys") prior to the closing of an Initial Public Offering (as hereinafter defined) shall be made pro rata between the value of the Held Back Shares and the Notes subject to a maximum of thirty-three percent (33%) of each of the Held Back Shares and the Notes. Any prepayment of the Notes during the Hold Back Period shall be conditioned upon the Clareys, providing to Viasource, to set aside and hold pursuant to this
Section 9.4, additional shares of Viasource Common Stock so that Viasource continues to hold back thirty-three percent (33%) Aggregate Consideration received by the Clareys during the Hold Back Period.

         9.5 VOTING OF, DIVIDENDS ON AND SALE OF THE HELD BACK SHARES. Except with respect to shares transferred pursuant to the foregoing right of set off (and in the case of such shares, until the same are transferred), all Held Back Shares shall be deemed to be owned by the Shareholders to which such Held Back Shares are allocable, shall be entitled to vote the Held Back Shares allocable to such Shareholders; provided, however, that, there shall also be deposited with Viasource subject to the terms of this Article IX, all shares of Viasource Common Stock issued as a result of any conversion of Viasource Preferred Stock to Viasource Common Stock or issued to the Shareholders as a result of any stock dividend or stock split and all cash issuable to the Shareholders as a result of any cash dividend, with respect to the Held Back Shares. All stock and cash issued or paid upon Held Back Shares shall be distributed to the person or entity entitled to receive such Held Back Shares together with such Held Back Shares as provided in Section 9.6. At any time during the Hold Back Period the Shareholders may sell the Held Back Shares, provided that funds equal to ten dollars ($10) per share are immediately deposited with Viasource and further provided that all such parties comply with all applicable federal and state securities laws.

         9.6 DELIVERY OF HELD BACK SHARES. Viasource agrees to deliver to the Shareholders, as applicable, no later than twelve (12) months after the date hereof any Held Back Shares then held by it other than to the extent that there then remains unresolved any claim for Indemnifiable Damages as to which notice has been given, in which event any Held Back Shares remaining on deposit after such claim shall have been satisfied shall be returned to the Shareholders, as applicable, promptly after the time of satisfaction (the "HOLD BACK PERIOD").

         9.7 ADJUSTMENT TO PURCHASE PRICE. All payments for Indemnifiable Damages made pursuant to this Article IX shall be treated as adjustments to the Aggregate Consideration.

         9.8 NO BAR. If the Held Back Shares have been delivered to the Shareholders or if the Notes are no longer outstanding to set off any claim for Indemnifiable Damages made hereunder (or have been delivered to the Company prior to the making or resolution of such claim), then the Viasource Indemnitees may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages up to the amount of the Indemnification Cap. The remedies provided herein shall not preclude the Viasource Indemnitees from asserting equitable remedies against the Shareholders.

                                    ARTICLE X

                             SECURITIES LAW MATTERS

         The parties agree as follows with respect to the sale or other disposition after the date hereof of the Viasource Shares:

         10.1 DISPOSITION OF SHARES.

              (a) No Shareholder may, directly or indirectly, offer, sell, contract to sell (other than pursuant to preexisting options), pledge, purchase or sell any put or call options, or participate in any derivative transaction relating to, or otherwise dispose of the Viasource Shares received in connection with the Merger prior to a date that is the earlier of twelve (12) months from the Closing Date or the expiration of a lockup period requested of the Shareholders and entered into by other major stockholders of Viasource.

              (b) The Shareholders represent and warrant that the shares of Viasource Common Stock hereafter acquired by them are being acquired for their own respective accounts and will not be sold or otherwise disposed of, except pursuant to (i) an exemption from the registration requirements under the Securities Act, (ii) in accordance with Rule 144 under the Securities Act, or
(iii) an effective registration statement filed by Viasource with the SEC under the Securities Act. To the extent Viasource or the Shareholders complies with the provisions of Rule 144 under the Securities Act in effecting sales of the Viasource Shares, Viasource agrees to provide its transfer agent with appropriate instructions and/or opinions of counsel in order for them to sell, transfer and/or dispose of the Viasource Shares in accordance with Rule 144.

         10.2 LEGEND. The certificates representing the Viasource Shares shall bear the following legends:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED BY SAID ACT OR STATE LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS OF THAT CERTAIN AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, A COPY OF WHICH IS AVAILABLE BY CONTACTING THE SECRETARY OF THE COMPANY.

Viasource may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

                                   ARTICLE XI

                   CONDITIONS TO THE OBLIGATIONS OF VIASOURCE

         The obligation of Viasource to effect the transactions contemplated hereby, shall be subject to the fulfillment at or prior to the date hereof of the following conditions, any or all of which may be waived in whole or in part by Viasource:

         11.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. The Company and the Shareholders shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date, including these obligations set forth in

Article VIII herein. The Company and the Shareholders shall have delivered to Viasource a certificate, dated as of the Closing Date, duly signed (in the case of the Company, by its President), certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         11.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to the Company or the Business, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the service, or products of the Company or the Business, and
(iii) none of the Assets shall have been damaged by fire, flood, casualty, riot or other cause (regardless of insurance coverage for such damage), and there shall have been delivered to Viasource a certificate to that effect, dated as of the Closing Date and signed by or on behalf of the Company and the Shareholders.

         11.3 CERTIFICATE. The Company shall have delivered to Viasource (i) copies of the Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the date hereof, (ii) copies of resolutions adopted by the Board of Directors and the Shareholders of the Company authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware and each other state in which it is qualified to do business as of a date not more than ten (10) days prior to the date hereof, certified in each case as the date hereof by the Secretary of the Company as being true, correct and complete.

         11.4 DELIVERY OF THE SHARES AND WARRANTS. At the Closing, the shareholders shall duly endorse for transfer and deliver to Viasource (or its assignee) the shares of Company Common Stock, Warrants and Company Preferred Stock and such other instruments of transfer of title as are necessary to transfer to Viasource (or its assignee) good and marketable title to Company Common Stock, Warrants and Company Preferred Stock free and clear of any Liens.

         11.5 OPINION OF COUNSEL. Viasource shall have received an opinion, dated as of the Closing Date, from counsel for the Company and the Shareholders acceptable to Viasource, in form and substance acceptable to Viasource, to the effect that:

              (a) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

              (b) the Company has the requisite power and authority to execute, deliver and perform the Agreement and transactions contemplated hereby;

              (c) all issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable;

              (d) such counsel does not know of any litigation, proceeding or investigation pending or threatened in writing against the Company or the Shareholders, or which questions the validity of this Agreement;

              (e) this Agreement is a valid and binding obligation of the Company and the Shareholders, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or general equitable principles; and

              (f) to the knowledge of such counsel, the execution and delivery of this Agreement by the Company and the Shareholders, the performance by the Company and the Shareholders of their obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of the Company, (b) violate or conflict with any law, statute, ordinance, rule, regulation applicable to the Company and does not conflict with or constitute a default under the provisions of any decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company and the Shareholders or (c) other than in connection with any Securities Laws require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

         11.6 CONSENTS. The Company and Viasource shall have received consents to the transactions contemplated hereby or waivers of rights to terminate or modify any material rights or obligations of the Company or Viasource from any Person from whom such consent or waiver is required under any Contract including but not limited to Viasource's senior lender.

         11.7 EMPLOYMENT AND NON-COMPETITION AGREEMENT. Ted Carrier, Scott Clarey and Mark Stagen shall have executed and delivered the Employment Agreements.

         11.8 HOLDERS. At the Effective Time, there shall be no more than thirty-five (35) "purchasers" receiving Viasource Common Stock or Viasource Preferred Stock hereunder calculated pursuant to Rule 506(b)(2) under the Securities Act.

         11.9 STOCKHOLDERS AGREEMENT; STOCK POWERS. At the Closing, each Shareholder shall have executed and delivered to Viasource, the Viasource Stockholders Agreement and ten stock powers executed in blank, for use in connection with the Held Back Shares.

         11.10 LEGAL PROHIBITION. On the Closing Date, no injunction, decree or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action, suit or proceeding shall have been instituted and remain pending before a court, governmental body or regulatory authority to restrain or prohibit the transactions contemplated by this Agreement and no adverse decision shall have been made by any such court, governmental body or regulatory authority which constitutes, or could be reasonably anticipated to constitute, a Material Adverse Change. Between the date hereof and the Closing Date, no federal, state or local statute, rule or regulation shall have been enacted or deemed applicable by any government or governmental or administrative agency or court the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated hereby.

         11.11 SECURITIES LAWS. Viasource shall have received all necessary securities laws consents and otherwise complied with any securities laws applicable to the issuance of the Viasource Shares in connection with the transactions contemplated hereby.

         11.12 OTHER CLOSING DOCUMENTS. The Company and the Shareholders shall have executed and delivered the documents required by this Agreement to have been executed and delivered by them, and such other closing documents necessary to consummate the transactions contemplated hereby.

         11.13 CONSENT UNDER INVESTORS' RIGHT AGREEMENT. The Shareholders shall have executed a written consent to the Merger pursuant to the Rights Agreement.

         11.14 TAX OPINION. Viasource shall have received an opinion, the form of which is attached as Exhibit E, dated as of the Closing Date, from its counsel that the Merger qualifies as a tax free reorganization under Section 368(a) of the Code. In rendering such opinions, counsel may rely upon customary representations made by certain Shareholders, the Company and Viasource the forms of which are attached as Exhibit F.

         11.15 COMPANY AUDIT. Company shall have received an audit opinion of the TeleCore Financial Statements acceptable to Viasource.


                                   ARTICLE XII

                                CONDITIONS TO THE
                 OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS

         The obligations of the Company and the Shareholders to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Company and the Shareholders:

         12.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Viasource contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. Viasource shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Viasource shall have delivered to the Shareholders a certificate, dated as of the Closing Date, duly signed, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         12.2 OTHER CONDITIONS AND CLOSING DOCUMENTS. At the Closing, Viasource shall have delivered to the applicable Shareholder the Note and to the shareholders the Viasource Shares (reduced by the Held Back Shares). Viasource shall have executed and delivered the documents required by this Agreement to have been executed and delivered by it, and such other closing documents necessary to consummate the transactions contemplated hereby.

         12.3 NO ORDER OR INJUNCTION. There shall not be pending by or before any court or other governmental body an order or injunction restraining or prohibiting the transaction's contemplated hereby.

         12.4 OPINION OF COUNSEL. Company shall have received an opinion, dated as of the Closing Date, from counsel for Viasource acceptable to, in form and substance acceptable to the Company and the Shareholders to the effect that:

              (a) Viasource is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

              (b) Viasource has the requisite power and authority to execute, deliver and perform the Agreement and the transactions contemplated hereby;

              (c) the shares of capital stock of Viasource issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable;

              (d) the Note has been duly executed and delivered and is a valid and binding obligation of Viasource, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or general equitable principles.

              (e) such counsel does not know of any litigation, proceeding or investigation pending or threatened in writing against Viasource, or which questions the validity of this Agreement.

              (f) this Agreement is a valid and binding obligation of Viasource, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or general equitable principles; and

              (g) to the knowledge of such counsel, the execution and delivery of this Agreement by Viasource, the performance by Viasource of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of Viasource, (b) violate or conflict with any law, statute, ordinance, rule, regulation applicable to Viasource and does not conflict with or constitute a default under the provisions of any decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Viasource, or (c) other than in connection with any Securities Laws require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person hereby.

         12.5 TAX OPINION. The Shareholders shall have received an opinion, the form of which is attached as Exhibit G dated as of the Closing Date, from its counsel that the Merger qualifies as a tax free reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may rely upon representations made by certain Shareholders, the Company and Viasource the forms of which are attached as Exhibit H.

                                  ARTICLE XIII

                                   DEFINITIONS

         13.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

         "AFFILIATE" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

         "AFFILIATED GROUP" means a Consolidated Group as defined by Treasury Regulation Section 1.1502-1(h) or a consolidated or combined group for State Tax purposes.

         "CLOSING" means the consummation of the transactions contemplated hereby.

         "CONTRACT" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

         "EFFECTIVE TIME" means the time when the transactions contemplated by this Agreement are consummated.

         "ENVIRONMENTAL LAWS" means all laws, treatises, compacts, settlement or consent agreements, orders, writs, injunctions, judgments, rules, regulations, statutes, ordinances, common law principles, decrees or orders or other binding requirements with or of any national, international, provincial, federal, state, municipal, local or foreign Governmental Authority relating to the environment (including, without limitation, natural resources) or the health of humans or other living organisms, including, without limitation, (a) the control, release or remediation of any Hazardous Material or potential Hazardous Material or protection of the air, water or land, (b) generation, handling, treatment, storage, disposal or transportation of any Hazardous Material, or (c) exposure to hazardous, toxic or other substances alleged to be harmful, and (d) final and binding requirements related to the foregoing imposed by (i) the terms and conditions of any license, permit, approval or other authorization by any Governmental Authority, and (ii) applicable judicial, administrative or other regulatory decrees, judgments and orders of any such Governmental Authority. The term "ENVIRONMENTAL LAWS" shall include, but not be limited to, the following statutes and the regulations promulgated thereunder, as currently in effect or as subsequently amended: the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation Recovery Act, 42 U.S.C. Section 6901 et seq.; the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section I 10 11 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Water Pollution Control Act, 33 U.S.C. Section 125 1, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
         Section 9601 et seq.; and any similar state, federal, foreign or local statute or ordinance.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

         "GOVERNMENTAL AUTHORITY" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "HAZARDOUS MATERIAL" means any (a) toxic or hazardous materials or substances; (b) solid, liquid or gaseous wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials; (c) radioactive materials; (d) petroleum wastes and Releases of petroleum products; and (e) any other chemical, pollutant, contaminant, waste or other substance (including, without limitation, any product) that is regulated by or pursuant to any Environmental Law.

         "LIEN" means any mortgage, pledge, security interest, collateral assignment, preemptive or refused right, equity of any kind encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

         "MATERIAL ADVERSE CHANGE (or EFFECT)" means a change (or effect), in the condition (financial or otherwise), properties, assets, prospects, liabilities, rights, obligations, operations, or business which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, or business.

         "PERSON" means an individual, partnership, the Company, business trust, joint stock Company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

         "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

         "SEC" means the Securities and Exchange Commission.

         "SHAREHOLDER REPRESENTATIVE" shall be Randall Lunn.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "TAX RETURN" means any tax return, filing or information statement required to be filed in connection with or with respect to any Tax.

         "TAXES" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, payroll, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto, whenever they may be assessed.

         13.2     OTHER DEFINITIONAL PROVISIONS

                  (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

                  (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                                   ARTICLE XIV

                                   TERMINATION

         14.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                   (a) by mutual written consent of all of the parties hereto at any time prior to the Closing; or

                   (b) by Viasource in the event of a material breach by the Company of any provision of this Agreement, including but not limited to the provisions of Article XI hereto if the Company has not cured such breach within seven (7) days of receipt of written notice from Viasource;

                  (c) by the Company in the event of a material breach by Viasource of any provision of this Agreement, including but not limited to the provisions of Article XII hereto if Viasource has not cured such breach within seven (7) days of receipt of written notice from Viasource; or

                  (d) by Viasource or the Company if the Closing shall not have occurred by June 2, 2000.

         14.2 EFFECT OF TERMINATION. Except as provided in Article IX and for the provisions of Section 8.5, in the event of termination of this Agreement pursuant to Section 14.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE XV

                                  MISCELLANEOUS

         15.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):


       IF TO VIASOURCE:                    1001 West Cypress Creek Road
                                           Suite 118
                                           Fort Lauderdale, Florida 33309
                                           Attn: Craig A. Russey, President
                                           Facsimile Number: (954) 229-1113

       WITH A COPY TO:                     Akerman, Senterfitt & Eidson, P.A.
                                           One S.E. 3rd Avenue
                                           28th Floor
                                           Miami, Florida 33131
                                           Attn:  Bradley D. Houser, Esq.
                                           Facsimile Number:  (305) 374-5095

       IF TO THE COMPANY TO:               TeleCore, Inc.

                                           130 Theory
                                           Irvine, CA 92612
                                           Attn:  John M. Clarey
                                           Facsimile Number: (949) 856-4787

       WITH A COPY TO:                     Brobeck, Phleger & Harrison, LLP
                                           38 Technology Drive
                                           Irvine, CA 92618
                                           Attn: Patrick Arrington, Esq.
                                           Facsimile Number: (949) 790-6301

                                           If to the Shareholders, to the
                                           address set forth next to such
                                           Shareholder's name on the signature
                                           pages hereto.

         15.2 ENTIRE AGREEMENT. This Agreement (including the Schedules attached hereto) and other documents delivered concurrently herewith, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Schedules constitute a part hereof as though set forth in full above.

         15.3 EXPENSES. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

         15.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

         15.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by the Company or the Shareholders without the prior written consent of Viasource. Viasource may assign all or any portion of its rights hereunder.

         15.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         15.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

         15.8 GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State, without regard to conflict of laws principles.

         15.9 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself (or has had the opportunity to do so) of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

         15.10 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         15.11 ANCILLARY AGREEMENTS. To the extent any agreement ancillary to this Agreement contains any representation or warranty that provides for different or conflicting rights, duties or obligations from those representations and warranties contained herein, the provisions of this Agreement will control.

         15.12 ARBITRATION

         (a) The Shareholders and Viasource shall give each other notice of any claims related to the Collective Bargaining Agreement and a representative of the Shareholders shall have a right to participate in negotiations related to the defense or settlement of such claims for periods of time prior to the date hereof and in negotiations related to the renewal or replacement of the Collective Bargaining Agreement. If the Shareholders dispute the settlement of any such claim related to the Collective Bargaining Agreement in good faith, then the Shareholders may seek arbitration of their liability under Section 9.1(a)(vi) in accordance with this
Section 15.12.

         (b) Any controversy or claim arising out of or relating to Section 9.1(a)(vi) of this Agreement shall be solely and finally settled by arbitration administered by the American Arbitration Association (the "AAA") in accordance with its Commercial Arbitration Rules as then in effect (the "Rules"), except to the extent such Rules vary from the following provisions. The Shareholders shall choose one arbitrator by majority vote of the Shareholders weighted according to that portion of the Aggregate Consideration received by each Shareholder in the Merger; Viasource shall choose one arbitrator; and the third arbitrator shall be chosen by the two previously chosen arbitrators (such arbitrators are hereinafter referred to as the "Arbitrators"). The judgment of the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof.

         (c) If a party hereto determines to submit a dispute for arbitration pursuant to this Section 15.12, such party shall furnish the other party with whom it has the dispute with a notice of arbitration as provided in the Rules (an "Arbitration Notice") which, in addition to the liens required by the Rules, shall include a statement of the nature, with reasonable detail, of the dispute. A copy of the Arbitration Notice shall be concurrently provided to the AAA, along with a copy of this Agreement.

         (d) Once Arbitrators are assigned to hear the matter, the Arbitrators shall schedule a pre-hearing conference to reach agreement on procedural and scheduling matters, arrange for the exchange of information, obtain stipulations and attempt to narrow the issues.

         (e) The parties have the right to representation by legal counsel throughout the arbitration proceedings. The presentation of evidence of the arbitration hearing shall be governed by the Federal Rules of Evidence. Oral evidence given at the arbitration hearing shall be given under oath. Any party desiring a stenographic record may secure a court reporter to attend the arbitration proceedings. The party requesting the court reporter must notify the other parties and the Arbitrators of the arrangement in advance of the hearing, and must pay for the cost incurred. The Arbitrators' award shall be in writing, signed by the Arbitrators shall contain a concise statement regarding the reasons for the disposition of any claim. To the extent permissible under applicable law, the award of the Arbitrators shall be final. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.





                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                          VIASOURCE COMMUNICATIONS, INC.,
                          a New Jersey corporation



                          By: /s/ Craig A. Russey
                             -----------------------------
                             Name: Craig A. Russey
                                  ------------------------
                            Title: President
                                  ------------------------



                          TC ACQUISITION, INC.,
                          a Delaware corporation



                          By: /s/ Craig A. Russey
                             -----------------------------
                             Name: Craig A. Russey
                                  ------------------------
                            Title: President
                                  ------------------------


                          TELECORE, INC.,
                          a Delaware corporation



                          By: /s/ John M. Clarey
                             -----------------------------
                             Name: John M. Clarey
                                  ------------------------
                            Title: President and CEO
                                  ------------------------

                          /s/ John M. Clarey
                          --------------------------------
                          JOHN M. CLAREY,
                          a resident of the State of California, individually

                          /s/ Christy Clarey
                          ---------------------------------------------------
                          CHRISTY CLAREY,
                          a resident of the State of California, individually


                          /s/ Mark Stagen
                          ---------------------------------------------------
                          MARK STAGEN,
                          a resident of the State of California, individually


                          /s/ Scott Sussman
                          ---------------------------------------------------
                          SCOTT SUSSMAN,
                          a resident of the State of California, individually



                          PALOMAR VENTURES I, L.P.
                             BY:PALOMAR MANAGEMENT PARTNERS, L.L.C., ITS GENERAL
                                PARTNER


                          By: /s/ Randall R. Lunn
                             ------------------------------------------------
                             Name:  Randall R. Lunn

                          CREST COMMUNICATIONS PARTNERS, L.P.
                             BY:CREST PARTNERS V LLL, ITS GENERAL PARTNER
                             BY:WAT CAPITAL LLC, ITS MANAGING MEMBER


                          By: /s/ V. Michael Fitzgerald
                             ---------------------------------------------
                             Name:  V. Michael Fitzgerald
                                  ----------------------------------------
                             Title: Managing Director
                                  ----------------------------------------


                          BV-P HOLDING I, L.L.C.

                          By: /s/ Randall R. Lunn
                             ---------------------------------------------
                             Name: Randall R. Lunn
                                  ----------------------------------------


                          /s/ Philip S. Paul
                          ---------------------------------------------------
                          PHILIP S. PAUL,
                          a resident of the State of California, individually

                          /s/ Larry Smith
                          ---------------------------------------------------
                          LARRY SMITH,
                          a resident of the state of California, individually



                          /s/ Michael McDowel
                          ---------------------------------------------------
                          MICHAEL MCDOWEL,
                          a resident of the state of California, individually

                                TABLE OF CONTENTS


                                                                                                        Page
                                                                                                        ----
ARTICLE I         THE MERGER                                                                             2

   1.1    THE MERGER                                                                                     2

ARTICLE II        AGGREGATE CONSIDERATION                                                                2

   2.1    AGGREGATE CONSIDERATION                                                                        2

ARTICLE III       CLOSING/MERGER PROCEDURE                                                               2

   3.1    TIME AND PLACE                                                                                 2

   3.2    FILING OF PLAN OF MERGER                                                                       2

   3.3    EFFECT OF THE MERGER                                                                           3

   3.4    CONVERSION OF OPTIONS                                                                          3

   3.5    TAX AND ACCOUNTING TREATMENT                                                                   4

   3.6    PROCEDURE AT THE CLOSING                                                                       4

   3.7    FRACTIONAL SHARES                                                                              4

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF VIASOURCE                                            5

   4.1    CORPORATE STATUS                                                                               5

   4.2    CORPORATE POWER AND AUTHORITY                                                                  5

   4.3    ENFORCEABILITY                                                                                 5

   4.4    VIASOURCE COMMON STOCK: CAPITALIZATION                                                         5

   4.5    NO VIOLATION; CONSENTS AND APPROVALS                                                           6

   4.6    RECORDS OF THE VIASOURCE COMPANIES                                                             6

   4.7    FINANCIAL STATEMENTS                                                                           7

   4.8    DISCLOSURE                                                                                     7

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                          7

   5.1    CORPORATE STATUS                                                                               7

   5.2    POWER AND AUTHORITY                                                                            8

   5.3    ENFORCEABILITY                                                                                 8

   5.4    THE SHAREHOLDERS AND OFFICERS OF THE COMPANY                                                   8

   5.5    CAPITALIZATION                                                                                 8

   5.6    NO VIOLATION; CONSENTS AND APPROVALS                                                           9

   5.7    RECORDS OF THE COMPANY                                                                         9

   5.8    FINANCIAL STATEMENTS                                                                           9

   5.9    SUBSIDIARIES                                                                                  10

   5.10   LIABILITIES OF THE COMPANY                                                                    10

   5.11   LITIGATION                                                                                    10

   5.12   ENVIRONMENTAL MATTERS                                                                         10

   5.13   REAL ESTATE, PERSONAL PROPERTY.                                                               10

   5.14   GOOD TITLE TO AND CONDITION OF ASSETS                                                         12

   5.15   COMPLIANCE WITH LAWS                                                                          12

   5.16   LABOR AND EMPLOYMENT MATTERS                                                                  12

   5.17   EMPLOYEE BENEFIT PLANS                                                                        13

   5.18   TAX MATTERS                                                                                   14

   5.19   INSURANCE                                                                                     17

   5.20   RECEIVABLES                                                                                   18

   5.21   LICENSES AND PERMITS                                                                          18

   5.22   INTELLECTUAL PROPERTY                                                                         18

   5.23   CONTRACTS                                                                                     19

   5.24   NO COMMISSIONS                                                                                20

   5.25   BANK ACCOUNTS; BUSINESS LOCATIONS                                                             20

   5.26   DISCLOSURE                                                                                    20

   5.27   YEAR 2000 COMPLIANCE                                                                          21

   5.28   RELATED PARTY TRANSACTIONS                                                                    21

   5.29   CHANGES SINCE THE CURRENT BALANCE SHEET                                                       22


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
   5.30   SUPPLIERS AND CUSTOMERS                                                                       22

   5.31   ORDINARY COURSE                                                                               23

   5.32   EQUIPMENT                                                                                     23

   5.33   NO ILLEGAL OR IMPROPER TRANSACTIONS                                                           23

ARTICLE VI        REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS                                    23

   6.1    AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS                                                   23

   6.2    NO BREACH                                                                                     24

   6.3    TITLE TO SHARES                                                                               24

   6.4    BROKERAGE                                                                                     24

   6.5    DISCLOSURE                                                                                    24

   6.6    INVESTMENT INTENT; ACCREDITED INVESTOR STATUS; SECURITIES DOCUMENTS                           24

ARTICLE VII         CONDUCT OF BUSINESS PENDING THE CLOSING                                             25

   7.1    CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING                                        25

ARTICLE VIII        ADDITIONAL AGREEMENTS                                                               26

   8.1    FURTHER ASSURANCES/COMPLIANCE WITH COVENANTS                                                  26

   8.2    OTHER ACTIONS                                                                                 27

   8.3    ACCESS TO INFORMATION                                                                         27

   8.4    NOTIFICATION OF CERTAIN MATTERS                                                               27

   8.5    CONFIDENTIALITY; PUBLICITY                                                                    27

   8.6    RESTRICTIVE COVENANT                                                                          28

   8.7    TAX MATTERS                                                                                   29

   8.8    DELIVERY OF PROPERTY RECEIVED BY THE SHAREHOLDERS AFTER CLOSING                               30

   8.9    EMPLOYMENT AND NON-COMPETITION AGREEMENT, SALARY CONTINUATION AGREEMENTS                      31

   8.10   SHAREHOLDER AND DIRECTOR VOTE                                                                 31

   8.11   RELEASE BY THE COMPANY AND THE SHAREHOLDERS                                                   31

   8.12   USE OF THE INTELLECTUAL PROPERTY                                                              31

   8.13   NO SHOP                                                                                       31

   8.14   VIASOURCE STOCKHOLDERS AGREEMENT                                                              32

   8.15   BOARD OF DIRECTORS                                                                            32

   8.16   WAIVER OF CERTAIN RIGHTS OF PREFERRED SHAREHOLDERS                                            32

   8.17   WAIVER OF RIGHT TO RECEIVE ADDITIONAL SHARES                                                  33

   8.18   CONSENT UNDER INVESTORS' RIGHT AGREEMENT                                                      33

   8.19   WAIVER OF RIGHT OF FIRST REFUSAL, ASSIGNMENT OF OPTION AGREEMENT                              33

   8.20   EMPLOYEE BENEFIT PLANS                                                                        33

   8.21   TAX COVENANTS

   8.22   SENIOR INDEBTEDNESS                                                                           34

ARTICLE IX        INDEMNIFICATION                                                                       34

   9.1    AGREEMENT BY THE COMPANY AND THE SHAREHOLDERS FOR INDEMNIFICATION                             34

   9.2    AGREEMENT BY VIASOURCE FOR INDEMNIFICATION                                                    35

   9.3    SURVIVAL OF REPRESENTATIONS AND WARRANTIES                                                    35

   9.4    SECURITY FOR INDEMNIFICATION OBLIGATION                                                       36

   9.5    VOTING OF, DIVIDENDS ON AND SALE OF THE HELD BACK SHARES                                      36

   9.6    DELIVERY OF HELD BACK SHARES                                                                  37

   9.7    ADJUSTMENT TO PURCHASE PRICE                                                                  37

   9.8    NO BAR                                                                                        37

ARTICLE X         SECURITIES LAW MATTERS                                                                37

   10.1   DISPOSITION OF SHARES                                                                         37

   10.2   LEGEND                                                                                        38

ARTICLE XI        CONDITIONS TO THE OBLIGATIONS OF VIASOURCE                                            38

   11.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS                    38

   11.2   NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY                                         39

   11.3   CERTIFICATE                                                                                   39

   11.4   DELIVERY OF THE SHARES AND WARRANTS                                                           39

   11.5   OPINION OF COUNSEL                                                                            39


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
   11.6   CONSENTS                                                                                      40

   11.7   EMPLOYMENT AND NON-COMPETITION AGREEMENT                                                      40

   11.8   HOLDERS                                                                                       40

   11.9   STOCKHOLDERS AGREEMENT; STOCK POWERS                                                          40

   11.10  LEGAL PROHIBITION                                                                             40

   11.11  SECURITIES LAWS.                                                                              41

   11.12     OTHER CLOSING DOCUMENTS                                                                    41

   11.13     CONSENT UNDER INVESTORS' RIGHT AGREEMENT                                                   41

   11.14     TAX OPINION                                                                                41

   11.15     COMPANY AUDIT                                                                              41

ARTICLE XII         CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS                   41

   12.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS                    41

   12.2   OTHER CONDITIONS AND CLOSING DOCUMENTS                                                        42

   12.3   NO ORDER OR INJUNCTION                                                                        42

   12.4   OPINION OF COUNSEL                                                                            42

   12.5   TAX OPINION                                                                                   43

ARTICLE XIII        DEFINITIONS                                                                         43

   13.1   DEFINED TERMS                                                                                 43

   13.2   OTHER DEFINITIONAL PROVISIONS                                                                 45

ARTICLE XIV         TERMINATION                                                                         45

   14.1   TERMINATION                                                                                   45

   14.2   EFFECT OF TERMINATION                                                                         46

ARTICLE XV          MISCELLANEOUS                                                                       46

   15.1   NOTICES                                                                                       46

   15.2   ENTIRE AGREEMENT                                                                              47

   15.3   EXPENSES                                                                                      47

   15.4   AMENDMENT; WAIVER                                                                             47

   15.5   BINDING EFFECT; ASSIGNMENT                                                                    47

   15.6   COUNTERPARTS                                                                                  48

   15.7   INTERPRETATION                                                                                48

   15.8   GOVERNING LAW                                                                                 48

   15.9   ARM'S LENGTH NEGOTIATIONS                                                                     48

   15.10     SEVERABILITY                                                                               48

   15.11     ANCILLARY AGREEMENTS                                                                       48



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